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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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First Community Corporation
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FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 8, 2010

Dear Fellow Shareholder:

        We cordially invite you to attend the 2010 Annual Meeting of Shareholders of First Community Corporation, the holding company for First Community Bank, N.A. At the meeting, we will report on our performance in 2009 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        This letter serves as your official notice that we will hold the meeting on May 19, 2010 at 11:00 a.m. at the Saluda Shoals Park, Environmental Center, 5605 Bush River Road, Columbia, South Carolina 29212 for the following purposes:

  1.
  To elect four Class I directors to serve on the board of directors each for three-year terms;

  2.
  To approve the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote);

  3.
  To ratify the appointment of our independent registered public accountants; and

  4.
  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 29, 2010 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card. However, if your shares are held in "street name," you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

By order of the Board of Directors,

Mitchell M. Willoughby Chairman of the Board	Michael C. Crapps President and Chief Executive Officer

5455 Sunset Boulevard, Lexington, South Carolina 29072
Telephone: (803) 951-2265 / Fax: (803) 358-6900

FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 19, 2010

        Our board of directors is soliciting proxies for the 2010 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 8, 2010.

Voting Information

        The board set March 29, 2010 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 3,257,490 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint David K. Proctor and Joseph G. Sawyer as your representatives at the meeting. Messrs. Proctor and Sawyer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy for the election to the board of directors of all nominees listed below under "Election of Directors," for the approval of the compensation of our named executive officers as determined by the human resources/compensation committee and the board of directors (this is a non-binding, advisory vote); and for the ratification of the appointment of our independent registered public accountants for the year ending December 31, 2010. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. Proctor and Sawyer will vote your proxy on such matters in accordance with their judgment.

  •
  With respect to Proposal No. 1, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting.

  •
  With respect to Proposal No. 2, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter. This vote is advisory and will not be binding upon our board of directors. However, the human resources/compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

  •
  With respect to Proposal No. 3, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter.

        Assuming there is a quorum at the meeting, abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on any of the above matters.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        Solicitations of proxies may be made in person or by mail, telephone, or other means. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Upon written or oral request, we will promptly deliver a separate copy of our annual report on Form 10-K or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Alternatively, if you are sharing an address with other shareholders and are receiving multiple copies of our annual report on Form 10-K or this proxy statement, you may request a single copy be sent to your shared address, if you prefer. Please contact us at (803) 951-0500 for any such request. Our directors, officers, and employees may assist in soliciting proxies, but will not receive additional compensation for doing so.

        Important Notice of Internet Availability.    This proxy statement and the accompanying 2009 Annual Report on Form 10-K and 2009 Annual Report Overview are available to the public for viewing on the Internet at http://www.cfpproxy.com/5474. Directions to the meeting are available on our website at: www.firstcommunitysc.com.

 Proposal No. 1: Election of Directors

        The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors will expire at the 2011 Annual Shareholders Meeting and the terms of the Class III directors will expire at the 2012 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III
Richard K. Bogan, M.D.	Thomas C. Brown	Chimin J. Chao
Michael C. Crapps	O.A. Ethridge, D.M.D.	James C. Leventis
Anita B. Easter	W. James Kitchens, Jr.	Loretta R. Whitehead
George H. Fann, Jr., D.M.D.	Roderick M. Todd, Jr.	J. Thomas Johnson
	Mitchell M. Willoughby	Alexander Snipe, Jr.

        There are currently four directors in Class I. Shareholders will elect four nominees as Class I directors at the meeting, to serve a three-year term, expiring at the 2013 Annual Shareholders Meeting. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four Class I nominees receiving the highest number of votes will be elected directors. The board of directors recommends that you elect Richard K. Bogan, Michael C. Crapps, Anita B. Easter, and George H. Fann as Class I directors. All nominees are currently members of the board and each has consented to being named in this proxy statement and to serving as a director on the board if elected.

        If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy to elect Dr. Bogan, Mr. Crapps, Ms. Easter, and Dr. Fann. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Proctor and Sawyer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Information Regarding Nominees for Directors

        All of our board members bring to the Board of Directors leadership experience, derived from their business, professional, and Board experiences. Eleven of the fourteen Directors have served as directors of First Community since the inception of our company in 1994. Two others were directors on the Board of two companies that we acquired, one in 2004 and the other in 2006. The third has served as a director on our Board since 2005. Certain individual qualifications and skills of our directors that contribute to the Board of Directors' effectiveness as a whole are described in the information provided below.

        Set forth below is certain information about the Class I nominees, each of whom is also a director of the bank:

        Richard K. Bogan, 64, Class I director, has served as a director of the company since its formation in 1994. Dr. Bogan has practiced medicine in Columbia, South Carolina since he started Pulmonary Associates of Carolina in 1978. He graduated with a B.S. degree from Wofford College in Spartanburg in 1966 and earned an M.D. degree from the Medical College of South Carolina in Charleston in 1970. Dr. Bogan has been president of Bogan Consulting, Inc., a medical consulting company, since December 1992 and holds memberships in numerous medical organizations. He is currently chairman and chief medical officer of SleepMed, Inc. and has served in this position since 1999.

        Dr. Bogan's experience and background as chairman, founder, and executive of several medical related companies allows him to bring significant management and leadership skills to our Board. He has strong community ties to the Midlands of South Carolina.

        Michael C. Crapps, 51, Class I director, has served as our president and chief executive officer and as a director of the company since its formation in 1994. A lifelong Lexington County resident, he began his banking career with South Carolina National Bank in 1980, and by the time he changed jobs in 1985 he was a vice president and senior commercial lender in a regional office of that bank. From 1985 to 1993, he worked for Republic National Bank in Columbia, becoming president, chief executive officer, and a director of that bank. During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance. He also serves the banking industry through his involvement in the South Carolina Bankers Association having served as its chairman and on its board of directors. Mr. Crapps was selected as the 1997 Young Banker of the Year by the South Carolina Bankers Association. He received a B.S. degree in Economics in 1980 from Clemson University and an M.B.A. degree from the University of South Carolina in 1984. Mr. Crapps is also a graduate of the L.S.U. Banking School of the South. Mr. Crapps is presently on the boards of directors of the South Atlantic Division of the American Cancer Society (and is the immediate past chairman), the Saluda Shoals Park Foundation and the Lexington School District #1 Foundation. He is also a past chairman of the Lexington Chamber of Commerce.

        Mr. Crapps' experience in banking and vision for our company give him the leadership and consensus building skills that provide significant insight and expertise to the Board. He is a lifelong resident of Lexington, South Carolina, and has significant ties to the Midlands of South Carolina. He has been very active in local community and civic organizations.

        Anita B. Easter, 65, Class I director, has served as a director of the company since its formation in 1994. Ms. Easter is retired. She is a former owner and director or Anchor Continental, Inc., a manufacturer of pressure-sensitive tapes. As a Registered Nurse, she returned to school and received a B.S. in Nursing from the University of South Carolina and was inducted into Sigma Theta Tau , the international honor society for nurses. She is past chair of the Greater Columbia Community Relations Council and is a member of the Columbia Luncheon Club, The League of Women Voters, and The USC College of Nursing Partnership Board.

        Mrs. Easter's experience, as a former owner and director of a large manufacturing company, provides the Board with significant business insight and analytical skills. She has been active in civic and community organizations within the Midlands of South Carolina and is knowledgeable about the markets we serve.

        George H. Fann, Jr., D.M.D., 65, Class I director, has served as a director of the company since its formation in 1994. Dr. Fann has practiced dentistry in West Columbia, South Carolina for 39 years. He earned a B.S. degree from Clemson University in 1966 and a D.M.D. from the University Of Louisville School Of Dentistry in 1969. Dr. Fann is past chairman of the board of directors of Lexington Medical Center in West Columbia, South Carolina. Dr. Fann is a recipient of the Order of the Palmetto awarded by the Governor of South Carolina.

        Dr. Fann's experience as a medical professional, operating his business in the Midlands for 39 years, brings to the Board insights relative to challenges and opportunities facing small businesses and healthcare professionals within our market areas. He has served as a board member and chairman of the board of a large medical center. As a lifelong resident of the Midlands of South Carolina, he has significant knowledge of the business environment and the markets we serve.

Information Regarding Continuing Directors

        Set forth below is also information about each of the company's other directors and each of its executive officers. Each of the following directors is also a director of our bank.

        Thomas C. Brown, 51, Class II director, has served as a director of the company since its formation in 1994. Since 1989, Mr. Brown has been the president and owner of T.C.B. Enterprises of South Carolina, Inc., a restaurant business based in Myrtle Beach. Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering. He serves part-time as an ordained minister at All Saints Church, Pawleys Island, South Carolina.

        Mr. Brown has operated and owned a small business since 1989. He has extensive knowledge of the small business environment and the related challenges. He brings to the Board a unique insight and useful perspective related to the small business environment, which is a primary target market segment for our company.

        O.A. Ethridge, D.M.D., 66, Class II director, has served as a director of the company since its formation in 1994. Dr. Ethridge currently resides in Lexington, South Carolina and has practiced children's dentistry in West Columbia, South Carolina for more than 20 years. After graduating with a B.A. degree in Science from Erskine College in Due West, South Carolina in 1965, Dr. Ethridge received a D.M.D. in 1971 from the University Of Louisville School Of Dentistry in Louisville, Kentucky. He became a pedodontist in 1974 after receiving a pedodontist specialty from Children's Medical Center in Dayton, Ohio.

        Dr. Ethridge's experience as a medical professional, operating his business in the Midlands of South Carolina, brings to the Board insights relative to challenges and opportunities facing small businesses and medical professionals within our market areas. As a lifelong resident of the Midlands of South Carolina he has extensive knowledge of the business environment and the markets we serve.

        W. James Kitchens, Jr., 48, Class II director, has served as a director of the company since its formation in 1994. Mr. Kitchens is a Certified Public Accountant and holds the Chartered Financial Analyst designation. He is the president of The Kitchens Firm, LLC, a certified public accounting firm in Columbia, South Carolina. Mr. Kitchens earned a B.S. degree in Mathematics from The University of the South and an M.B.A. degree from Duke University.

        Mr. Kitchens is a certified public accountant and brings knowledge and understanding of tax and financial accounting issues. He is a lifelong resident of the Midlands of South Carolina, and has a strong knowledge of the business environment in the markets we serve.

        Roderick M. Todd, Jr., 46, Class II director, has served as a director of the company since our merger with DeKalb Bankshares, Inc. in June 2006. He served as a director of DeKalb Bankshares, Inc. and the Bank of Camden from its inception in 2001 until June 2006. In July 2000, Mr. Todd founded the law firm Roderick M. Todd, Jr. Attorney and Counselor at Law. Formerly he was a partner in Cooper and Todd, LLP, Attorneys, from 1994 to 2000. Mr. Todd is a graduate of the University of South Carolina and the University of South Carolina School of Law.

        Mr. Todd has extensive experience in running and operating his own legal practice in Camden, South Carolina. As a prior director of a start-up community bank, he brings additional insights to our board relative to community bank operations. He has strong ties to the Camden market, which is a market we expanded into in 2006 through acquisition.

        Mitchell M. Willoughby, 62, Class II director, has served as a director of the company since its formation in 1994. On March 17, 2009, Mr. Willoughby was elected to serve as chairman of the board beginning on May 19, 2009. Mr. Willoughby has lived in Columbia, South Carolina since 1970, has practiced law in the community since 1975, and is a founding member of the law firm Willoughby & Hoefer, P.A. Mr. Willoughby served as general counsel to the Greater Columbia Chamber of Commerce and currently serves as a member of the Board of Directors of the Columbia Chamber. Mr. Willoughby served three (3) years with the United States Army and over 33 years with the South Carolina Army National Guard, retiring in 2005 with the rank of Brigadier General. He received a B.S. degree in 1969 from Clemson University and a J.D. degree from the University of South Carolina in 1975.

        Mr. Willoughby's experience as a founding partner in his legal firm and over 33 years experience in the S. C. Army National Guard, retiring as a Brigadier General, allows him to bring significant organizational and administrative skills to the Board of Directors. His legal experience and insights provides the board with important perspective on corporate governance related matters and corporate strategy.

        Chimin J. Chao, 54, Class III director, has served as a director of the company since its formation in 1994. Mr. Chao lives in Lexington, South Carolina and since 1987 has been president of the engineering firm Chao and Associates, Inc. in Irmo, South Carolina. Mr. Chao is a member of the American Society of Engineers and the National Society of Professional Engineers. He received a M.S. degree in Structural Engineering at the University of South Carolina and holds a Professional Engineer license and General Contractors license in South Carolina.

        Mr. Chao is president of his engineering firm and has a strong knowledge of the issues facing small business professionals, which are a target market segment for our company. He has extensive knowledge of the business environment and the markets we serve.

        James C. Leventis, 72, Class III director, chairman emeritus, served as chairman of the board of directors of the company since its formation in 1994 until May 2009. Mr. Leventis stepped down as chairman effective May 19, 2009, but has continued as a Class III director. Mr. Leventis received a J.D. degree and a B.S. degree in Business Administration from the University of South Carolina. Mr. Leventis also has extensive experience in the banking industry. From 1964 to 1968, Mr. Leventis was a commercial lending officer with First National City Bank of New York; from 1968 to 1974, he served as vice president and general manager of Genway Corp., a nationwide leasing system of General Motors dealers; and from 1985 to 1988, he served as president and chairman of Republic National Bank in Columbia. Mr. Leventis is also past vice chairman of the School Board of Richland District I, a past member and former chairman of the Richland County Council and Central Midlands Regional Planning Council, and past president of the Alumni Association of the University of South Carolina. He served on the boards of the South Carolina State Chamber of Commerce, South Carolina Bankers Association, Business Development Corporation, the Governor's School for Science and Mathematics, the Indian Waters Council and Southeastern Region Boy Scouts of America, the City Center Partnership of Columbia, and the Blue Ribbon Committee, Richland County School District One.

        Mr. Leventis has extensive knowledge of the banking industry, having worked in the industry for two very large financial services firms, as well as serving as chairman of two community banks over his career. He is very active in the Midlands of South Carolina community. He has served on numerous local civic and community boards as a director and chairman.

        Loretta R. Whitehead, 67, Class III director, has served as a director of the company since its formation in 1994. Ms. Whitehead has been a realtor since 1981 and is currently broker in charge of EXIT Real Estate Consultants in Lexington, South Carolina. She taught full-time from 1964 through 1968 after receiving a B.A. degree in English and Elementary Education from Columbia College in 1963. She also took additional graduate work at the University of South Carolina and University of Tennessee from 1963 through 1968. She is chairman of the Lexington Medical Center Foundation.

        Mrs. Whitehead has significant insights into and experience in the real estate market in the Midlands of South Carolina. She has been active in civic and community organizations within the Midlands of South Carolina and is knowledgeable about the markets we serve.

        J. Thomas Johnson, 63, Class III director, has served as vice chairman of the board since our merger with DutchFork BancShares in October 2004. From October 2004 until October 2007 he served as executive vice president of the company and the bank. From 1984 until October 2004, Mr. Johnson served as chairman and chief executive officer of DutchFork BancShares and Newberry Federal Savings Bank. Mr. Johnson has been in banking since 1968. He has served as chairman of the Community Financial Institutions of South Carolina and formerly served on the board of directors of the South Carolina Bankers Association. He is a member of the board of directors of the Federal Home Loan Bank of Atlanta representing South Carolina member banks. He is also chairman of Business Carolina, a statewide economic development lender. He received a B.S. in Marketing in 1968 from the University of South Carolina. He currently serves on the boards of the Newberry Opera House Foundation, the Central Carolina Alliance, the Central Carolina Community Foundation, and S.C. Independent Colleges and Universities.

        Mr. Johnson has extensive experience as a director, chairman, and CEO of a community bank for 20 years, prior to its acquisition by our company. He also serves as a director on the Federal Home Loan Bank of Atlanta. His experience brings substantial insight to our board as it relates to challenges and issues facing the community banking industry.

        Alexander Snipe, Jr., 59, has served as a Class III director of our company since May 2005. Mr. Snipe has been the president and chief executive officer of Glory Communications, Inc. since September 1992. Glory Communications, Inc. operates five gospel radio stations located in South Carolina markets, including its first station, WFMV, which began broadcasting in November 1993 in Columbia, South Carolina. Prior to forming Glory Communications, Inc., Mr. Snipe was the general sales manager at a radio station for 10 years. He has over 20 years of broadcasting experience. Mr. Snipe serves on the board of the William L. Bonner Bible College, The National Association of Broadcasters Radio Board, The Radio Board's Membership Committee (chairman), and The Gospel Heritage Foundation. Mr. Snipe is a former board member of the Columbia Urban League and The Gospel Music Association, and he is past president of the South Carolina Broadcasters Association.

        Mr. Snipe has significant experience operating a small business since 1992. He also serves on the Boards of several other associations and foundations. He has strong ties to the Midlands of South Carolina and has extensive knowledge of the business environment and the markets we serve.

Information Regarding Remaining Executive Officers

        Set forth below is information about our executive officers, other than Mr. Crapps who is also a director and is discussed above.

        David K. Proctor, 53, has been the senior vice president/senior credit officer of the company since First Community Bank opened for business in 1995. From May 1994 to June 1995, he was the vice president of credit for Republic Leasing Company. From 1987 to 1994, he held various positions with Republic National Bank in Columbia and most recently was executive vice president and senior credit officer. He is a 1979 graduate of Clemson University with a B.S. in business administration.

        Joseph G. Sawyer, 59, has been senior vice president/chief financial officer of the company since First Community Bank opened for business in 1995. Prior to joining the company, he was senior vice president and general auditor for the National Bank of South Carolina. He is a certified public accountant and a 1973 graduate of The Citadel with a B.A. in political science.

Proposal No. 2: Non-Binding, Advisory Vote on Compensation of the Named Executive Officers

        The board of directors unanimously recommends that you vote FOR the approval of the compensation of our named executive officers as determined by the human resources/compensation committee and the board of directors, as disclosed in the Summary Compensation Table and in the other tables and related discussion included in this proxy statement.

        We believe that our compensation policies and procedures for our named executive officers are competitive yet conservative, are focused on pay for performance principles, and are strongly aligned with the long-term interests of our shareholders. We also believe that both our shareholders and we benefit from responsive corporate governance policies and constructive and consistent dialogue. This proposal, commonly known as a "Say on Pay" proposal, gives you as a shareholder the opportunity to endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement. We encourage you to review the tables and our narrative discussion included in this proxy statement.

        As set forth in the tables and narrative discussion under "Executive Compensation and Other Information," our compensation program for our executive officers is competitive, performance-oriented, and designed to support our strategic goals. Compensation of our named executive officers for 2009 reflected our financial performance for 2009. In particular, for named executive officers:

  •
  No bonuses were paid in 2009; and

        The human resources/compensation committee of the board periodically engages an external compensation consultant to provide an independent and objective review of the bank's compensation program for executive management and to offer recommendations on this compensation program. The most recent review was conducted in 2008 by Amalfi Consulting, LLC and showed that compared to peer banks of similar size, geography, and performance, our executives were paid less than the market median compensation and for some executives significantly less.

        On February 13, 2009, the United States Congress passed the American Recovery and Reinvestment Act of 2009 (the "ARRA"). The ARRA requires, among other things, all participants in the Troubled Asset Relief Program to permit a non-binding shareholder vote to approve the compensation of the company's executives. Accordingly, we are asking you to approve the compensation of First Community Corporation's named executive officers as described in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Under the ARRA, your vote is advisory and will not be binding upon our board of directors. However, the human resources/compensation committee and the board will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm

        On March 16, 2010, the audit/compliance committee of the board of directors appointed Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2010. Although we are not required to seek shareholder ratification in the selection of our accountants, we believe obtaining shareholder ratification is desirable. If the shareholders do not ratify the appointment of Elliott Davis, the audit/compliance committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit/compliance committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit/compliance committee believes that such a change would be in the best interest of our shareholders and us. We expect that a representative of Elliott Davis will attend the meeting and will be available to respond to appropriate questions from shareholders.

        The board unanimously recommends that shareholders vote FOR the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2010.

        If a quorum is present, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

CORPORATE GOVERNANCE

        The board of directors met 12 times in 2009. Each director in 2009 attended at least 75% of the combined total of meetings of the board of directors and meetings of each committee on which such director served.

        Neither the board nor the nomination and corporate governance committee has implemented a formal policy regarding director attendance at an annual meeting of shareholders. Board members are expected to attend the annual shareholders meeting. In 2009, 9 directors attended the 2009 Annual Meeting of Shareholders.

        In accordance with NASDAQ Marketplace Rules, the board of directors determines the independence of each director and nominee for election as a director in accordance with the standards set forth in Rule 4200(a)(15). The board has determined that a majority of its members are independent as defined by the listing standards of the rule. Specifically, our board of directors has determined that the following directors are independent: Richard K. Bogan, M.D., Thomas C. Brown, Chimin J. Chao, Anita B. Easter, O. A. Ethridge, D.M.D., George H. Fann, Jr., D.M.D., W James Kitchens, Jr., Alexander Snipe, Jr., Roderick M. Todd, Jr., Loretta R. Whitehead, and Mitchell M. Willoughby.

        The board of directors has established a Code of Business Conduct and Ethics that applies to all directors, officers and employees, which may be found on our website at www.firstcommunitysc.com. The information on our website is not part of this proxy statement. The company intends to post on its website all disclosures that are required by law or The NASDAQ Capital Market listing standards concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics. Shareholders may request a copy of the Code of Business Conduct and Ethics by written request directed to First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd, Lexington, South Carolina 29072.

        Shareholders may communicate directly to the board of directors in writing by sending a letter to the board at: First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd., Lexington, South Carolina 29072. All letters directed to the board of directors will be received and processed by the corporate secretary and will be forwarded to the chairman of the nomination and corporate governance committee without any editing or screening.

Board Leadership Structure and Role in Risk Oversight

        We are focused on the company's corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors' audit, human resources/compensation, and nominating and corporate governance committees are independent.

        Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board of directors elected as chairman, Mitchell M. Willoughby, has been one of our directors since 1994 and is a long-time resident of our primary market area. We believe it is the CEO's responsibility to manage the company and the chairman's responsibility to guide the board as it provides leadership to our executive management. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and CEO. Traditionally, the company has maintained the separateness of the roles of the chairman and the CEO. In making its decision to have an independent chairman, the board of directors considered the time and attention that Mr. Crapps is required to devote to managing the day-to-day operations of the Company. By having another director serve as chairman of the board of directors, Mr. Crapps will be able to focus his entire energy on running the company. This will also ensure there is no duplication of effort between the CEO and the chairman. We believe this board leadership structure is appropriate in maximizing the effectiveness of Board oversight and in providing perspective to our business that is independent from executive management.

        Our audit committee is primarily responsible for overseeing the company's risk management processes on behalf of the full board of directors. The audit committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the company's assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The audit committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the company. Our Director of Internal

Audit reports to the audit committee and meets with the audit committee in executive sessions as needed to discuss any potential risk or control issues involving management. The audit committee reports regularly to the full board of directors, which also considers the company's entire risk profile. The full board of directors focuses on certain significant risks facing the company and on certain aspects of the company's general risk management strategy. Management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

        We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company's needs.

Committees of the Board

        Our board of directors has three standing committees: the audit/compliance committee, the human resources/compensation committee, and the nomination and corporate governance committee. Each committee serves in a dual capacity as a committee of the company and of the bank.

Audit/Compliance Committee

        The following directors are members of the audit/compliance committee: W. James Kitchens, Jr. (Chairman), Anita B. Easter, O. A. Ethridge, D.M.D., Loretta R. Whitehead, and Mitchell M. Willoughby.

        The board of directors has determined that all members are independent, as contemplated in the listing standards of The NASDAQ Capital Market. Our board has determined that Mr. Kitchens, who was appointed to the audit/compliance committee on March 16, 2004, qualifies as an audit committee financial expert under SEC rules. The audit/compliance committee met four times in 2009.

        The audit/compliance committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The board of directors has adopted an audit/compliance committee charter, which may be found by clicking on the link for "Investor Information" on our website at www.firstcommunitysc.com. The charter outlines the committee's responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit/compliance committee reports its findings to the board of directors.

Human Resources/Compensation Committee

        The following directors are members of the human resources/compensation committee: Thomas C. Brown (Chairman), Chimin J. Chao, Roderick M. Todd, Jr., and Loretta R. Whitehead.

        The human resources/compensation committee is comprised entirely of independent directors as prescribed by The NASDAQ Capital Market listing standards. The board of directors has adopted a human resources/compensation committee charter, which may be found by clicking on the link for "Investor Information" on our website at www.firstcommunitysc.com The human resources/compensation committee met four times during 2009. This committee is responsible for determining director and executive officer compensation. The human resources/compensation committee must also meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to the Company from such plans. The human resources/compensation committee annually evaluates and determines the compensation package for the President/Chief Executive Officer. The committee also annually reviews the compensation packages for members of the bank's Executive Committee. The President/Chief Executive Officer has the responsibility to annually evaluate the performance of each of the members of the bank's Executive Committee and determine their compensation packages. Compensation packages for non-executive employees is determined by individual supervisors in conjunction with the bank's Director of Human Resources and these compensation decisions are made based on criteria included in the bank's overall budget which is approved annually by the company's board of directors.

        The human resources/compensation committee is responsible for developing and making recommendations to the board with respect to the company's executive compensation policies and for the approval and administration of the company's existing and proposed executive compensation plans, including determining the contents of the company's executive compensation plans, authorizing the awards to be made pursuant to such plans and reviewing and approving annually all compensation decisions relating to the company's executive officers, including the president and chief executive officer and the other executive officers named in the Summary Compensation Table. The human resources/compensation committee conducts an annual performance review for the President/Chief Executive Officer, which compares the company's performance to stated goals and objectives. The compensation package for the President/Chief Executive Officer is based on these performance results and is compared to peer compensation data provided by an external consultant to insure that the compensation package is competitive and appropriate. The President/Chief Executive Officer does not participate in and is not present during deliberation or approvals by the Human Resources/Compensation Committee with respect to his own compensation. This external consultant also provides the committee with peer director compensation data. The committee compares the company's director compensation to this peer data and develops the compensation package for directors based on the results of this review.

        The human resources/compensation committee has the sole authority to select, retain and terminate a compensation consultant and approve such consultant's fees and other retention terms. In connection with their engagement of Amalfi Consulting, LLC during 2008, our human resources/compensation committee instructed Amalfi Consulting, LLC to identify a compensation peer group of publicly-traded financial institutions that is generally comparable to the Company in size, geography and performance, review the competitiveness of the compensation elements currently offered by the Company to its executives, and make recommendations and observations regarding the potential alignment of the Company's executive compensation practices, and provide analysis and recommendations on amending our supplemental executive retirement plans to comply with current tax regulations and limitations under the Capital Purchase Program.

Nomination and Corporate Governance Committee.

        The following directors are members of the nomination and corporate governance committee: George H. Fann (Chairman), Chimin J. Chao, Alexander Snipe, Jr., and Roderick M. Todd, Jr.

        The nomination and corporate governance committee is comprised entirely of independent directors as prescribed by The NASDAQ Capital Market listing standards. This committee met twice during 2009.

        On March 16, 2004, our board adopted a nomination and corporate governance committee charter which may be found on our website by clicking on the link for "Investor Information" at www.firstcommunitysc.com.com The charter provides that the responsibilities of the committee include: (a) reviewing the qualifications and independence of the members of the board and its various committee assignments; (b) evaluating incumbent directors in determining consideration for reelection;

(c) recommending board nominees for election as officers; (d) providing guidance on board and corporate governance issues; and (e) considering director candidates recommended by shareholders who submit nominations in accordance with our bylaws.

        Shareholders who submit candidates for nomination must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        The nomination and governance committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nomination and governance committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nomination and governance committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee's goal of creating a board of directors that best serves the needs of the company and the interest of its shareholders.

        In evaluating such director recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        The committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the committee uses the qualifications and standards discussed above, and it seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit/Compliance Committee

        Management is responsible for the company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issuing a report thereon. The audit/compliance committee's responsibility is to monitor and oversee these processes.

        In this context, the committee has met and held discussions with management and Elliott Davis, LLC, the company's independent auditors in 2009. In discharging its oversight responsibility as to the audit process, the audit/compliance committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit/compliance committee concerning independence and has discussed with the independent auditors their independence from the Company and its management. The committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of First Community Corporation internal controls and the internal audit function's organization, responsibilities, budget and staffing. The committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

        The committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit and Finance Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The committee also discussed the results of the internal audit examinations.

        The committee reviewed and discussed the audited consolidated financial statements of First Community Corporation as of and for the year ended December 31, 2009, with management and the independent auditors.

        Based on the above-mentioned review and discussions with management and the independent auditors, the committee recommended to the board that First Community Corporation's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. On March 16, 2010, the committee appointed Elliott Davis, LLC as the company's independent auditors for 2010.

        The report of the audit committee is included herein at the direction of its members Mr. Kitchens, Ms. Easter, Dr. Ethridge, Ms. Whitehead, and Mr. Willoughby.

 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Directors and Executive Officers

Executive Compensation

        The following table shows the compensation we paid for the years ended December 31, 2008 and 2009 to our chief executive officer and president, our chief financial officer, and the most highly compensated other executive officer who earned over $100,000 for the year ended 2009 (collectively, the "named executive officers").

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings(1) ($)	All Other Compensation(2) ($)	Total ($)

Michael C. Crapps,	2009	$258,933	—	—	—		$53,499	$13,668	$326,100
President & CEO	2008	247,636	—	—	—		50,266	12,705	310,607

David K. Proctor	2009	$133,750	—	—	—		$30,124	$6,370	$170,244
Senior Vice President, Senior Credit Officer	2008	126,500	—	—	—		28,304	6,080	160,884

Joseph G. Sawyer	2009	$150,000	—	—	—		$51,664	$6,820	$208,484
Senior Vice President Chief Financial Officer	2008	138,833	—	—	—		48,542	6,153	193,528

(1)
Amounts reflect the change in the present value of benefits attributable to named executive officers for the applicable compensation, as calculated under non-qualified retirement benefit plans.

(2)
For Mr. Crapps includes $10,358 and $9,901 company matching contribution to 401(k) plan, for 2009 and 2008, respectively, and $1,020 for country club dues for 2009 and 2008 and $2,290 for premiums paid on term life insurance policy for 2009 and $1,780 in 2008.

For Mr. Proctor includes $5,350 and $5,060 company matching contribution to 401(k) plan for 2009 and 2008, respectively, as well as $1,020 for country club dues for 2009 and 2008.

For Mr. Sawyer includes $6,000 and $5,553 company matching contribution to 401(k) plan for 2009 and 2008, respectively, as well as $820 for health club dues for 2009 and $600 in 2008.

Named Executive Officer Employment Agreements

        Michael C. Crapps.    On June 1, 2008, we entered into a new employment agreement with Mr. Crapps to serve as the president and chief executive officer of the company and bank. Unless it is terminated earlier according to provisions in the employment agreement, the agreement provides a three-year term of employment and at the end of each day during the term of employment the term of the agreement is automatically extended for an additional day so that the remaining term continues to be three years, except that either party can give the other party written notice of and fix the term to a finite term of three years from the date of the written notice.

        The initial base salary for Mr. Crapps will be $249,867, which amount is subject to annual review by the board of directors and may be increased. Mr. Crapps will be eligible to receive bonuses if he meets the goals set forth annually for him by the human resources/compensation committee of the board of directors. Furthermore, Mr. Crapps will be eligible for the company's long-term equity incentive program and for the grant of stock options, restricted stock and other similar awards.

Mr. Crapps will be provided with a country club membership as well as a life insurance policy for the benefit of his spouse and heirs. Mr. Crapps is entitled to participation in retirement, health, welfare and other benefit plans and programs of the company applicable to employees generally or to senior executives.

        The employment agreement provides that if the company terminates the executive's employment without cause the company shall be obligated to pay the employee compensation in an amount equal to 100% of his or her then current monthly base salary each month, subject to a six month delay, for twenty-four months from the date of termination, plus any bonus earned or accrued through the date of termination. After a change in control, the company will pay the employee an amount equal to three times the then current annual base salary. In addition, the company will pay the employee any bonus earned or accrued through the date of change in control. The company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. The company must continue to pay at its expense medical, dental, disability and life insurance benefits for a period of two years.

        In the event that the company's independent accountants acting as its auditors on the date of a change in control determine that the payments provided for in the employment agreement constitute "excess parachute payments" under Section 280G of the Internal Revenue Code, then the compensation payable under the employment agreement will be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to Mr. Crapps without his compensation being treated as "excess parachute payments" under Section 280G.

        The employment agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as a provision relating to the protection of confidential information.

        David K. Proctor and Joseph G. Sawyer.    On June 1, 2008 the company entered into employment agreements with David K. Proctor, as senior vice president and senior credit officer and Joseph G. Sawyer, as senior vice president and chief financial officer. Both employment agreements provide for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without extension by notice of either party to the other. The term of each agreement is currently three years. The agreement with Mr. Proctor provides for a starting annual salary of $127,500 and the agreement with Mr. Sawyer provides for an annual salary of $140,000 per year and the amounts will be reviewed annually and increased from time to time. Mr. Proctor and Mr. Sawyer are also eligible to receive annual payments based upon achievement criteria established by the board of directors.

        Both agreements provide that if the company terminates the executive's employment without cause, the company shall be obligated to pay the employee compensation in an amount equal to 100% of his or her then current monthly base salary each month, subject to a six month delay, for twelve months from the date of termination, plus any bonus earned or accrued through the date of termination. After a change in control, the company will pay the employee an amount equal to two times the then current annual base salary. In addition, the company will pay the employee any bonus earned or accrued through the date of change in control. The company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. The company must continue to pay at its expense medical, dental, disability and life insurance benefits for a period of two years.

        The employment agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as a provision relating to the protection of confidential information.

        On November 21, 2008, in connection with our participation in the Capital Purchase Program established by the U.S. Department of the Treasury under the Emergency Economic Stabilization Act of 2008 (as amended, "EESA"), each of Messrs. Crapps, Proctor, and Sawyer entered into letter agreements with the Company amending the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including any so-called "golden parachute" provisions) as may be necessary, during the period that the Treasury owns any debt or equity securities of the Company acquired pursuant to the Capital Purchase Program to comply with Section 111 of the EESA, including prohibitions on certain severance payments in connection with a termination of employment under certain circumstances and a requirement to return to the Company any bonus or incentive compensation paid to the named executive officer by the Company during the covered period if such bonus or incentive compensation is paid based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

        In January 2010, Messrs. Crapps, Sawyer, and Proctor signed a "bonus clawback agreement" allowing the Company to recover compensation received by the executive based on materially inaccurate financial statements or performance metric criteria.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2009, as well as the related exercise prices and expiration dates. Options are granted pursuant to the plan.

Outstanding Equity Awards at December 31, 2009

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael C. Crapps	5,000	—	—	$20.20	1/19/2015	—	—	—	—

David K. Proctor	5,000	—	—	$20.20	1/19/2015	—	—	—	—

Joseph G. Sawyer	5,000	—	—	$20.20	1/19/2015	—	—	—	—

Option Exercises and Stock Vested

        There were no stock options exercised by any named executive officers during the year ended December 31, 2009.

Certain Retirement and Salary Continuation Benefits

        The Company has established the First Community Bank, NA Profit Sharing Plan a qualified 401(k) defined contribution plan, to which the Company makes matching and discretionary contributions on behalf of the each of the executive officers. The Company also maintains and pays premiums on behalf of each executive officer under a life insurance plan, and provides partial payment of premiums for medical benefits if the executive officer so elects.

        We have entered into salary continuation agreements with Michael Crapps, David Proctor, and Joseph Sawyer. The salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the applicable executives, commencing at the specified normal retirement age and payable in monthly installments for a prescribed number of years. Each applicable executive will also receive this benefit if his or her employment is terminated following a change in control (as defined in the executive's employment agreement).

        If the executive dies after separation of service but before his annual supplemental benefit commences, the executive's benefit will be paid to his or her beneficiaries, beginning with the month following the Bank's receipt of a copy of the executive's death certificate. If the executive dies after his or her benefit has commenced, the remaining benefits will be paid to the executive's beneficiaries at the same time and in the same amounts that would have been distributed to the executive had he or she survived. If the executive dies during active service, 100% of his or her accrual balance (as defined in the salary continuation agreement) will be paid in a lump sum to his or her beneficiaries.

        If the executive experiences a disability that results in separation of service prior to the normal retirement age, the executive will be entitled to 100% of his or her accrual balance determined as of the end of the plan year preceding termination.

        If the executive is terminated without cause (as defined in the executive's employment agreement), the executive is entitled to 100% of his or her accrual balance determined as of the end of the plan year preceding such termination. This benefit is determined by vesting the executive in 10% of the accrual balance at the end of the first plan year, and an additional 10% of said amount at the end of each succeeding year thereafter until the executive becomes 100% vested in the accrual balance.

        To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, the bank acquired bank-owned life insurance ("BOLI"). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

        The foregoing summary of the material features of the salary continuation agreements for Messrs. Crapps, Proctor and Sawyer is qualified in its entirety by reference to the provisions of the agreements, the form of which is attached as Exhibit 10.1 to a Form 8-K filed by the company on August 3, 2006.

        See also the discussion under "Named Executive Officer Employment Agreements."

Director Compensation

        During the year ended December 31, 2009, outside directors received a retainer in the amount of $6,000 and fees of $600 (increased to $800 in July 2009) for attendance at each board meeting and $300 for attendance at each committee meeting. In July 2009, committee chairpersons began receiving $6,500 as an annual retainer. The chairman receives an $11,000 retainer and $950 (increased to $1,150 in July 2009) for each board meeting. Mr. Crapps, as an employee of the company, does not receive any board fees. He is not listed in the table below because his compensation as a named executive officer is described elsewhere in this proxy statement. The following is a summary of the compensation paid to directors for 2009.

Director Compensation

Name	Fees Earned or Paid in Cash (4)($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard K. Bogan	$16,500	—	—	—	—	—	$16,500
Thomas C. Brown	16,400	—	—	—	—	—	16,400
Chimin J. Chao	17,900	—	—	—	—	—	17,900
Hinton G. Davis(1)	12,300	—	—	—	—	—	12,300
Anita B. Easter	14,700	—	—	—	—	—	14,700
O.A. Ethridge	16,500	—	—	—	—	—	16,500
George H. Fann, Jr.	17,900	—	—	—	—	—	17,900
W. James Kitchens, Jr.	17,600	—	—	—	—	—	17,600
J. Thomas Johnson(2)	14,700	—	—	—	—	166,875	181,575
James C. Leventis(3)	17,883	—	—	—	65,410	—	83,293
Alexander Snipe, Jr.	15,900	—	—	—	—	—	15,900
Roderick M. Todd, Jr.	17,200	—	—	—	—	—	17,200
Loretta R. Whitehead	17,100	—	—	—	—	—	17,100
Mitchell M. Willoughby	19,600	—	—	—	—	—	19,600

(1)
Mr. Davis resigned from the Board of Directors effective December 8, 2009.

(2)
Mr. Johnson was paid $14,375 per month through September 30, 2009 and $12,500 for each of the remaining months ended December 31, 2009, under the terms of his employment, consulting and noncompete agreement entered into upon consummation of the DutchFork merger on October 1, 2004.

(3)
For Mr. Leventis, the "Change in Non-Qualified Deferred Compensation Earnings" and "All Other Compensation" were earned or paid in his capacity as an employee of the company and bank.

(4)
The company has implemented a director deferred compensation plan whereby the director can elect to defer the annual retainer and earned monthly fees. For the amounts deferred under the plan the director receives units that can be exchanged for stock when the director retires. The amounts reflected in this column include the deferred amounts.

        The following table summarizes the fee amounts deferred for each director electing all or partial deferral.

Name	2009 Fees Deferred ($)	Accumulated Share Units (#)	Accumulated Share Units Since Inception
Richard K. Bogan	$16,500	2,528.25	4,488.19
Chimin J. Chao	17,900	2,767.85	5,239.90
O. A. Ethridge	—	—	917.70
George H. Fann	—	—	119.44
W. James Kitchens, Jr.	—	—	458.49
Alexander Snipe, Jr.	15,900	2,473.68	4,815.69
Loretta R. Whitehead	—	—	781.54
Mitchell M. Willoughby	6,000	967.74	2,729.88

        James C. Leventis.    James C. Leventis retired as an executive officer of the bank and terminated his employment agreement in February of 2010. Mr. Leventis did not receive any severance payment under his employment agreement. Mr. Leventis continues to serve as a director of the company.

        In connection with their prior employment by the company, the company entered into supplemental executive retirement agreements with each of James C. Leventis and J. Thomas Johnson. Mr. Leventis was an employee of the company during 2009 and so accrued benefits under his supplemental executive retirement plan that are reflected under the "Nonqualified Deferred Compensation Earnings" column above. If either such director dies after his or her benefit has commenced, the remaining benefits will be paid to the executive's beneficiaries at the same time and in the same amounts that would have been distributed to the executive had he or she survived. Pursuant to their respective supplement executive retirement agreements, Mr. Johnson is entitled to receive $30,000 annually for seventeen years, beginning in October 2009, and Mr. Leventis is entitled to receive $30,100 annually for ten years, beginning in March of 2010.

Security Ownership of Certain
Beneficial Owners and Management

        The following table shows how much common stock of the company is owned by the directors, named executive officers, and owners of more than 5% of the outstanding common stock, as of March 29, 2009. The mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Richard K. Bogan	3,100		.10%
Thomas C. Brown	21,125		.65%
Chimin J. Chao	34,239		1.05%
Michael C. Crapps	50,495	5,000	1.70%
Anita B. Easter	21,655		.66%
O.A. Ethridge	21,311		.65%
George H. Fann, Jr.	68,742		2.11%
W. James Kitchens, Jr.	4,761		.15%
J. Thomas Johnson	28,462	69,494	2.94%
James C. Leventis(4)	13,614	5,000.57%
David K. Proctor	15,383	5,000.62%
Joseph G. Sawyer	13,622	5,000.57%
Alexander Snipe, Jr.	2,905		.08%
Roderick M. Todd, Jr.	6,830		.21%
Loretta R. Whitehead	15,750		.48%
Mitchell M. Willoughby	18,375		.56%
All executive officers and directors as a group (16 persons)	340,369	89,494	12.84%

(1)
Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)
Includes shares that may be acquired within the next 60 days of March 31, 2010 by exercising vested stock options but does not include any unvested stock options.

(3)
For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 3,257,490 shares of common stock outstanding on March 31, 2010.

(4)
Includes 7,268 shares held by an investment affiliate of Mr. Leventis.

 Certain Relationships and Related Transactions

        We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these loans and other transactions be on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors or by our audit/compliance committee. This policy is not written, but is followed.

Section 16(a) Beneficial Ownership Reporting Compliance

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, we believe that all such reports for these persons were filed in a timely fashion during 2009 for transactions occurring in 2009.

Independent Registered Public Accountants

        We have selected Elliott Davis, LLC, to serve as our independent registered public accounting firm for the year ending December 31, 2010. A representative of Elliott Davis, LLC, will be present at the annual meeting and will have the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions.

Audit Fees

	Year Ended December 31, 2009	Year Ended December 31, 2008
Audit Fees(1)	$80,700	$69,135
Audit-Related Fees(2)	19,872	—
Tax Fees	8,120	6,425
All Other Fees(3)	13,000	18,500

Total	$121,692	$94,060

(1)
Audit Fees consisted primarily of the audit of the Company's annual consolidated financial statements and reviews of the condensed consolidated financial statements included in the Company's quarterly reports.

(2)
Audit Related Fees consist of procedures related to Sarbanes-Oxley 404(b), which was postponed in October 2009, after procedures had been performed, along with additional procedures related to review of goodwill impairment and TARP accounting.

(3)
All Other Fees include the audit of the Company's 401(k) Plan.

 Oversight of Accountants; Approval of Accounting Fees

        Under the provisions of its charter, the audit/compliance committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The committee reviews any proposed services to insure that securities laws do not prohibit them and approves the scope of all services prior to being performed. All of the accounting services and fees reflected in the table above have been reviewed and approved by the audit/compliance committee, and individuals who were not employees of the independent auditor performed none of the services.

Shareholder Proposals for the 2010 Annual Meeting of Shareholders

        If shareholders wish a proposal to be included in the company's proxy statement and form of proxy relating to the 2011 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than December 15, 2010. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company's bylaws relating to shareholder proposals in order to be included in the company's proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices not later than 90 days in advance of the annual meeting.

April 8, 2010

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
FIRST COMMUNITY CORPORATION
To be held on May 19, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby constitutes and appoints David K. Proctor and Joseph G. Sawyer, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held on May 19, 2010 at the Saluda Shoals Park, Environmental Center, 5605 Bush River Road, Columbia, South Carolina 29212, at 11:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "for" Proposal No. 1 to elect the four identified Class I directors to serve on the board of directors each for three-year terms, "for" Proposal No. 2 to approve the compensation of our named executive officers as determined by the human resources/compensation committee and the board of directors (this is a non-binding, advisory vote), and "for" Proposal No. 3 to ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2010.

1.
PROPOSAL to elect four Class I directors to serve on the board of directors each for three-year terms.

Class I Directors
Richard K. Bogan, MD	Anita B. Easter
Michael C. Crapps	George H. Fann, Jr., MD

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees	☐ AGAINST

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

2.
PROPOSAL to approve the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote).

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.
PROPOSAL to ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.
At their discretion upon such other matters as may properly come before the meeting.

Dated:	2010.

Signature of Shareholder(s)	Signature of Shareholder(s)

Print name clearly	Print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

INSTRUCTIONS FOR VOTING YOUR PROXY

Note that if your shares are held in "street name," you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

We offer three alternative methods of voting this proxy:

  •
  By Telephone (using a touch-tone telephone)

  •
  Through the Internet (using a browser)

  •
  By Mail (using the attached proxy card and postage-paid envelope)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING    Available until 3:00 a.m. Eastern Daylight Time on May 19, 2010

  •
  This method of voting is available for residents of the U.S. and Canada

  •
  On a touch-tone telephone, call TOLL FREE 1-866-818-9355, 24 hours a day, 7 days a week

  •
  In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions

  •
  Your vote will be confirmed and cast as you directed

INTERNET VOTING    Available until 3:00 a.m. Eastern Daylight Time on May 19, 2010

  •
  Visit the Internet voting website at https://www.proxyvotenow.com/fcco

  •
  In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions

  •
  Your vote will be confirmed and cast as you directed

  •
  You will only incur your usual Internet charges

VOTING BY MAIL

  •
  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

  •
  If you are voting by telephone or through the Internet, please do not return your proxy card

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Proxy Statement for Annual Meeting of Shareholders to be Held on May 19, 2010
Voting Information
Proposal No. 1: Election of Directors
Proposal No. 2: Non-Binding, Advisory Vote on Compensation of the Named Executive Officers
Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION AND OTHER INFORMATION Compensation of Directors and Executive Officers
Director Compensation
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Independent Registered Public Accountants
Audit Fees
Oversight of Accountants; Approval of Accounting Fees
Shareholder Proposals for the 2010 Annual Meeting of Shareholders